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                                  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-114109 of Phoenix Footwear Group, Inc. on Form S-2 of our report dated February 6, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the change in accounting resulting from the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), included in the Annual Report on Form 10-K of Phoenix Footwear Group, Inc. for the year ended December 27, 2003 and to the use of our report dated February 6, 2004, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
June 15, 2004